Exhibit 4.60
Private & confidential
Dated: 15th December, 2009
FBB — FIRST BUSINESS BANK S.A.
as lender
- and -
ADVENTURE NINE S.A. &
ADVENTURE TWELVE S.A.
as borrowers

LOAN AGREEMENT
For a secured floating interest rate
Loan Facility of up to US$27,750,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is dated the 15th day of December, 2009 made BETWEEN:
(1)	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting except otherwise herein provided, through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (the “Bank”); and

(2)	ADVENTURE NINE S.A., a company duly incorporated and validly existing under the laws of the Republic of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “First Borrower”); and

(3)	ADVENTURE TWELVE S.A., a company duly incorporated and validly existing under the laws of the Republic of Liberia and having its registered office at 80, Broad Street, Monrovia, Liberia (hereinafter called the “Second Borrower”); and
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Amount and Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers, on a joint and several basis, a loan of up to the lesser of (i) 95% of the aggregate Appraised/Market value of the Vessels (as hereinafter defined) and (ii) $27,750,000 (United States Dollars twenty seven million seven hundred and fifty thousand) by way of one (1) Advance.

For the purposes of this Clause, the “Appraised/Market Value” of the Vessels will be evidenced by a valuation of each Vessel addressed to the Bank on the basis of Clause 8.6 (b), to be obtained by a reputable independent shipbroker mutually acceptable to the Bank and the Borrowers.

The Loan will be used by the Borrowers for the following purposes:

(a) an amount of $21,750,000 (United States Dollars twenty one million seven hundred and fifty thousand) to refinance the existing indebtedness of m/v FREE IMPALA with the Bank as per the Loan Agreement dated 31st March, 2008 (as amended); and

(b) an amount of up to $6,000,000 (United States Dollars six million) to provide corporate liquidity to the Borrowers.

1.2	Definitions

In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties, in this Clause:

“Accounts Pledge Agreement” means an agreement to be entered into between the Borrowers and the Bank for the creation of a pledge over the Earnings Accounts and the Retention Account in favour of the Bank, in form and substance satisfactory to the Bank as the same may from time to time be amended and/or supplemented;

“Advance” means each borrowing of a portion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing;

“Agreed Rate” means a rate agreed between the Bank and the Borrowers on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6;

“Approved Manager” means for the time being Free Bulkers S.A., a company duly incorporated in the Republic of the Marshall Islands and having an office established in Greece (at 89 Akti Miaouli & 4 Mavrokordatou street, Piraeus, Greece) pursuant to the Greek laws 378/68, 27/75 and 814/79 (as amended) or any other person appointed by the Borrowers, with the prior written consent of the Bank, as the manager of the Vessels and includes its successors in title;

“Availability Period” means the period starting on the date hereof and ending on the 31st day of December, 2009 or until such later date as the Bank may agree in writing or on such earlier date (if any): (i) on which the whole Commitment has been advanced by the Bank to the Borrowers, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6, 9.9, 12.1 or 12.2 or any other Clause of this Agreement;

“Balloon Instalment” means the principal part of the Loan amounting to $5,650,000 (Dollars five million six hundred fifty thousand);

“Bank” means the Bank as specified in the beginning of this Agreement and includes its successors in title and transferees;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Piraeus and Athens and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Bank, are open for the transaction of business of the nature contemplated in this Agreement;

“Borrowed Money” means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;

“Borrowers” means the First Borrower and the Second Borrower as specified in the beginning of this Agreement and “Borrower” means each of them;

“Charterparty” means any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of any of the Vessels for a period for more than 12 months to be made between the relevant Borrower and any charterer (and shall include any addenda thereto) after the prior written consent of the Bank;

“Charterparty Assignment” means the assignment of the Charterparty and after the termination thereof the assignment of any charterparty which exceeds or is capable of exceeding twelve (12) months in duration, executed or (as the context may require) to be executed by the relevant Borrower in favour of the Bank and the acknowledgement of notice of the assignment in respect of the Charterparty to be given by a Charterer, both in form and substance satisfactory to the Bank as the same may from time to time be amended and/or supplemented;

“Commitment” means the amount which the Bank has agreed to lend to the Borrowers on a joint and several basis under Clause 2.1 as reduced pursuant to any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 04-11-2009 addressed by the Bank to the Borrowers and shall include any amendments or addenda thereto;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the Corporate Guarantor in form and substance satisfactory to the Bank as a security for the Outstanding Indebtedness and any and all other obligations of the Borrowers under this Agreement;

“Corporate Guarantor” means FREESEAS INC., a company duly incorporated in the Republic of the Marshall Islands and listed and trading in the Nasdaq Stock Exchange and/or any other person nominated by the Borrowers and acceptable to the Bank which may give a Corporate Guarantee;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);

“Drawdown Date” means the day, being a Banking Day, on which the Commitment is or, as the context may require, shall be advanced to the Borrowers;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1;

“Earnings” in relation to a Vessel, means all earnings of such Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of a Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of such Vessel and any other earnings whatsoever due or to become due to the Owner in respect of a Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever such Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to such Vessel;

“Earnings Accounts” means the accounts to be opened and maintained with the Lending Branch or with any other Branch of the Bank or with any other bank the Bank may designate to the Borrowers at the discretion of the Bank, to which (inter alia) all Earnings of the Vessels are to be paid in accordance with the provisions of this Agreement;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrowers or any other Relevant Party or any person having a contractual relationship with the Borrowers or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any actual or threatened emission, spill, release or discharge of a Material of Environmental Concern from any Relevant Ship;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship;

“Event of Default” means any event or circumstance set out in Clause 9 or described as such in any other of the Security Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Bank) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Bank in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrowers in accordance with the terms of any of the Security Documents;

(b)	the expenses referred to in Clause 10.2 (a) and (b); and

(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Bank from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Bank until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Bank);

“Final Maturity Date” means the date falling seven (7) years after (i) the Drawdown Date or (ii) the end of the Availability Period, whichever occurs earlier;

“Flag State” means the Commonwealth of Bahamas or Liberia or such other state or territory proposed in writing by the Borrowers to the Bank and approved (at its sole discretion) by the Bank, as being the Flag State of the Vessels for the purposes of the Security Documents;

“General Assignments” means the assignment of the Earnings, Insurances and Requisition compensation collateral to the Mortgages executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in form satisfactory to the Bank;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Borrowers, the Approved Manager, the Corporate Guarantor and any other shipping company substantially owned and/or controlled by the same beneficial owners as the Borrowers;

“Guarantees” means together the Corporate Guarantee and any other guarantee granted or to be granted to the Bank and “Guarantee” means any of them;

“Guarantors” means together the Corporate Guarantor and any other person who has granted or will grant a Guarantee to the Bank and “Guarantor” means either of them;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;

“Insurances” includes all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risks association) which are from time to time taken out or entered into in respect of the Vessels and their Earnings or otherwise howsoever in connection with the Vessels;

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

(a)	“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;
as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:
(a)	the DOC and SMC issued by a classification society in all respects acceptable to the Bank in its absolute discretion pursuant to the ISM Code in relation to the Vessels within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Bank may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessels’ or the Borrowers’ compliance with the ISM Code which the Bank may require by request;
“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organization now set out in Chapter XI-2 of the International Convention for the Safety of Life at Sea 1974 (as amended) as adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessels pursuant to the ISPS Code;
(a)	“LIBOR” means, in relation to a particular period and a particular amount, the offered rate (if any) per annum for deposits in Dollars for such amount and for such period which is the rate, for such period, appearing on the relevant page of the Reuters Screen LIBOR01 at or about 11 a.m. London time on the second Banking Day before the first day of such period (or, if the Bank shall have made a determination pursuant to Clause 3.6 such later time (not being later than 1 p.m. (London time) on the first day of such period) as the Bank may determine) or such other page as may replace the relevant Page of the Reuter screen on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for Dollars; and

(b)	if on such date no such rate is so displayed, LIBOR for such period shall be the rate determined by the Bank to be the rate at which the Bank in accordance with its usual practices is able to obtain similar deposit(s) in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;
“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Bank under this Agreement at any relevant time;

“Lending Branch” means the office of the Bank appearing at the beginning of this Agreement or any other office of the Bank designated by the Bank as the Lending Branch by notice to the Borrowers;

“Major Casualty Amount” means any casualty to a Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds two hundred thousand Dollars ($200,000) or the equivalent in any other currency;

“Management Agreement” means the agreement made between the relevant Borrower and the Approved Manager providing (inter alia) for the Approved Manager to manage the relevant Vessel;

“Manager’s Undertaking” means a letter of undertaking and subordination to be executed by the Approved Manager, as manager, whereby the Approved Manager shall subordinate any and all claims it may have against the Borrowers and/or the Vessels to the claims of the Bank hereunder and the Security Documents;

“Margin” means three percentage points (3%) per annum;

“Market Value” means the market value of each Vessel as determined in accordance with Clause 8.6(b);

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgages” means the first preferred ship mortgages on the Vessels, each to be executed by the relevant Borrower in favour of the Bank in form and substance satisfactory to the Bank;

“Mortgaged Vessel(s)” means the Vessels and any vessel which is or remain mortgaged in favour of the Bank pursuant to this Agreement at any relevant time hereunder;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessels and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing by the Borrowers to the Bank, whether actually or contingently under this Agreement and the other Security Documents;

“Owner” means the respective Borrower as owner of its Vessel;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Lien” means any lien on the Vessels for master’s, officers’ or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Major Casualty Amount (as defined in the Mortgage);

“Receiving Bank” means Deutsche Bank Trust Co. Americas (ex. Bankers Trust Company, New York), SWIFT address BKTRUS33, or such other bank in New York as the Bank may notify to the Borrowers;

“Registry” means the offices of such registrar, commissioner or representative of the Flag State who is duly authorised to register the Vessels, the Borrowers’ title to the Vessels and the Mortgages over the Vessels under the laws and flag of the Flag State;

“Related Company” means any company member of the Group or other entity of which such company is a Subsidiary and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Party” means the Borrowers, the Borrowers’ Related Companies, any other Security Party and any Security Party’s Related Companies;

“Relevant Ship” means the Vessels and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any Relevant Party;

“Repayment Date” means each of the dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrowers to the Bank;

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrowers to the Bank on a Repayment Date pursuant to Clause 4.1;

“Requisition Compensation” means all sums of money or other compensation from time to time payable by reason of requisition of the Vessels otherwise than by requisition for hire;

“Retention Account” means an interest bearing account of the Borrowers opened (or as the context may require) to be opened by the Borrowers with the Bank or such other branch of the Bank or any other bank as may be required by and at the discretion of the Bank and designated “ADVENTURE NINE S.A. & ADVENTURE TWELVE S.A.- Retention Account” and includes any other account designated by the Bank to be a Retention Account for the purposes of this Agreement;

“Security Documents” means this Agreement, the documents listed in Clause 11.1 and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Bank pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Guarantor, the Approved Manager and any other person (other than the Bank) which is or may become a party to any of the Security Documents;

“Security Period” means the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Bank under this Agreement and the other Security Documents has been repaid in full to the Bank;

“Security Requirement” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrowers) and which is: (i) one hundred percent (100%) of the Loan for the period commencing on the Drawdown Date and expiring on the 30th June, 2010, (ii) one hundred and fifteen percent (115%) of the Loan for the period commencing on 1st July, 2010 and expiring on the 30th June, 2011 and (iii) one hundred and twenty five percent (125%) of the Loan for the period commencing on 1st July, 2011 and expiring on the Final Maturity Date;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of (a) the Market Value of the Mortgaged Vessel(s) as most recently determined in accordance with Clause 8.6(b) and (b) the market value of any additional security provided under Clause 8.6 (c) (if any);

“SMC” means a safety management certificate issued in respect of the Vessels in accordance with rule 13 of the ISM Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Bank and imposed on the net income of the Bank) and “Taxation” shall be construed accordingly;

“Total Loss” in relation to a Vessel, means (a) actual, constructive, compromised or arranged total loss of such Vessel; or (b) requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire; or (c) hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation of a Vessel by any government or by any person acting or purporting to act on behalf of any government, unless such Vessel is released and restored to the relevant Borrower within thirty (30) days after the occurrence thereof;

“Vessels” means collectively: (a) the motor vessel “FREE IMPALA”, of 15,888 gt and 8,036 nt, registered under the flag of the Commonwealth of the Bahamas in the ownership of the First Borrower, with Off. Reg. No. 8000947 and IMO No. 9138680 and (b) the motor vessel “FREE NEPTUNE”, of 17997 gt and 10222 nt, registered under the flag of Liberia in the ownership of the Second Borrower, with Off. Reg. No. 12063 and IMO No. 9146819 and “Vessel” means each of them.
1.3	Interpretation

In this Agreement:
(a)	clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	reference to a person shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

(d)	where the context so admits, words in the singular include the plural and vice versa;

(e)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(f)	references to (or to any specified provisions of) this Agreement and all documents referred to in this Agreement shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(g)	reference to this Agreement includes all the terms of this Agreement and any Schedules, Annexes or Appendices to this Agreement, which form an integral part of same;

(h)	reference to Clauses, sub-Clauses and Schedules are to Clauses, sub-Clauses and Schedules in this Agreement;

(i)	reference to the opinion of the Bank or a determination or acceptance by the Bank or to documents, acts, or persons acceptable or satisfactory to the Bank or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Bank at the sole discretion of the Bank and such opinion, determination, acceptance or satisfaction of the Bank shall be conclusive and binding on the Borrowers;
(j)	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self regulatory or other national or supra-national authority;

(k)	references to any person include such person’s assignees and successors in title;

(l)	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

(m)	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.
2.	THE LOAN

2.1	Commitment to Lend

The Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrowers, on a joint and several basis, in one (1) advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 hereof.

2.2	Drawdown Notice and Commitment to Borrow

Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Bank and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3	Number of Advances Agreed

The Commitment shall be advanced to the Borrowers in one advance.

2.4	Disbursement

Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of Clause 7, on the date specified in the Drawdown Notice, make the Commitment available to the Borrowers.

2.5	Application of Proceeds

Without prejudice to the Borrowers’ obligations under Clause 8.9, the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.6	Termination Date of the Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.
2.7	Evidence

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Bank as well as statements of accounts or a certificate signed by an authorised officer of the Bank shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.6(c), the payment or non payment of any amount and/or the occurrence of any other Event of Default. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statements or certificates of the Bank.

2.8	Cancellation

The Borrowers may cancel any undrawn part of the Commitment under this Agreement upon giving the Bank not less than five (5) Banking Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Bank under Clause 2.2 for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.8 the Borrowers shall continue to be liable for any and all amounts due to the Bank under this Agreement including without limitation any amounts due to the Bank under Clause 10.

2.9	No security or lien from other person

The Borrowers have not taken or received, and the Borrowers undertake that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, they will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.10	Joint and Several Liability of the Borrowers
(a)	The liability of each of the Borrowers hereunder shall in all cases, whether so expressed to be or not, be joint and several and each representation and warranty and each covenant and agreement made or given by the Borrowers is made or given by them all jointly and severally.

(b)	The Bank may at its discretion accept orders, instructions, notices or advices from any of the Borrowers hereunder (which Borrower will be deemed to act on behalf of all the Borrowers and express authority is given to it by this Clause to act on this way) and shall ignore any subsequent conflicting instructions, notices or advices from any of the other Borrowers (unless they may be deemed at the discretion of the Bank as proper revocation or amendments of earlier instructions) and may reach any agreement in connection with this Agreement or any of the other Security Documents with any of the Borrowers which shall be binding on all the Borrowers.

(c)	None of the Borrowers shall be exonerated and its liability hereunder shall not be lessened or impaired by any time, indulgence or relief being given by the Bank to any other Borrower or any other person or by any person to the Borrowers, by any amendment of or supplement to this Agreement or any of the other Security

Documents or any other document, by the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any right, remedies or securities against any of the Borrowers or any other person or by anything done or omitted which but for this provision might operate to exonerate such Borrower (or might be interpreted as such).
(d)	The obligations of each of the Borrowers hereunder shall not be affected by any legal limitation, disability, incapacity or other circumstances relating to any other Borrower or any other person, whether or not known to the Bank, by any invalidity in or irregularity or unenforceability of the obligations of any other Borrower or any other person under this Agreement or any of the other Security Documents or otherwise or by any change in the constitution of, or any amalgamation or reconstruction of any other Borrower, the Bank or any other person.

(e)	The Borrowers hereby waive all rights any Borrower may have of first requiring the Bank to proceed against or enforce any right or security of, or claim payment from any other Borrower or any other person.
2.11	Non competition of the Borrowers with the Bank
(a)	Until all moneys, obligations and liabilities due, owing or incurred by the Borrowers to the Bank under this Agreement and the other Security Documents have been paid or discharged in full, each Borrower agrees not to exercise or enforce any rights of subrogation or indemnity or any other right which otherwise it has against any other Borrower and agrees not to claim any set-off or counterclaim against any other Borrower or to claim or prove in competition with the Bank in the event of bankruptcy, insolvency or liquidation of any other Borrower or have any benefit of or any share in any guarantee or security now or hereafter held by the Bank.

(b)	None of the Borrowers has taken or received, and each Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other Borrower in respect of borrowing as co-borrower jointly and severally liable or for any liability whatsoever.
2.12	Interest to co-borrow

The Borrowers have an interest in borrowing jointly and severally in that they are companies which have close financial co-operation and mutual assistance and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST

3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date and in case of any Interest Period longer than three (3) months interest shall be payable quarterly in arrears and on the last day of such Interest Period. The interest rate for the calculation of interest shall be the rate per annum determined by the Bank to be the aggregate of (i) the Margin and (ii) LIBOR.

3.2	Selection of Interest Period

The Borrowers may by notice received by the Bank not later than 10 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of one (1) or three (3) or six (6) months (or such other period as may be requested by the Borrowers and as the Bank, in its sole discretion, may agree to).

3.3	Duration of Interest Period

Every Interest Period shall, subject to market availability to be conclusively determined by the Bank, be of the duration specified by the Borrowers pursuant to Clause 3.2 but so that:
(a)	the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;

(b)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(c)	if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Bank and the Borrowers provided always that such period shall comply with this Clause 3.3; and

(d)	if the Bank determines that funds for the duration of an Interest Period specified by the Borrowers in accordance with Clause 3.2 are not readily available, then that Interest Period shall have such duration as the Bank, in consultation with the Borrowers, may determine.

provided always that:
(i)	any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii)	if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day
3.4	Default Interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Bank pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than one (1) month (or as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%), per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 9.9(b) of the Agreement. If for the reasons specified in Clause 3.6, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the Margin and costs of funds to the Bank as conclusively determined by the Bank save for manifest error. Interest payable by the Borrowers as aforesaid shall be compounded semi-annually and shall be payable on demand.

3.5	Notification of Interest and Interest Rate

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Bank to make determinations at its sole discretion. However, omission of the Bank to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Bank except in case of willful misconduct.

3.6	Market disruption – Non Availability
(a)	If and whenever, at any time prior to the commencement of any Interest Period, the Bank (in its reasonable discretion) shall have determined (which determination shall be conclusive) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the LIBOR is not available; and/or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Bank determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of LIBOR; and

(iii)	before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

And for the purposes of this Clause, “Quotation Day” means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period.
(c)	Alternative basis of interest or funding
(i)	If a Market Disruption Event occurs and the Bank or the Borrowers so require, the Bank and the Borrowers shall enter into negotiations (for a period of not more than five (5) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Bank and all Security Parties.
(d)	Alternative basis of interest in absence of agreement

If the Bank and the Borrowers will not enter into negotiations as provided in clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Bank shall set the following Interest Period and an interest rate representing the cost of funding of the Bank in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Bank, the Bank shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.
(e)	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Bank under Clause 3.6(d), the Borrowers may give the Bank not less than 15 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Bank.
(f)	Prepayment; termination of the Term Commitment

A notice under Clause 3.6(e) shall be irrevocable; and on the last Banking Day of the interest period set by the Bank, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness.
(g)	Application of prepayment

The provisions of Clause 4 shall apply in relation to the prepayment made hereunder.
4.	REPAYMENT — PREPAYMENT

4.1	Repayment

The Borrowers shall, jointly and severally, and it is expressly undertaken by the Borrower to repay the Loan jointly and severally by (a) twenty eight (28) consecutive quarterly repayment instalments (the “Repayment Instalments”), each to be repaid on each of the Repayment Dates so that the first be repaid three (3) months from the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment falling due for payment together with the last (28th) Repayment Instalment on the Final Maturity Date; subject to the provisions of this Agreement, each Repayment Instalment shall be in amounts as follows:
(i)	1st to 4th (both inclusive) of such Repayment Instalments shall be in the amount of Dollars five hundred thousand ($500,000) each; and

(ii)	5th to 28th (both inclusive) of such Repayment Instalments shall be in the amount of Dollars eight hundred and thirty seven thousand five hundred ($837,500) each;
Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments and the Balloon Instalment shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date and (d) on the Final Maturity Date the Borrowers shall also pay to the Bank any and all other moneys then due and payable under this Agreement and the other Security Documents.

and Provided further that if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

4.2	Voluntary Prepayment

The Borrowers shall have the right, upon giving the Bank not less than five (5) Banking Days’ notice in writing, to prepay part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Bank hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided that:
(a)	the giving of such notice by the Borrowers will irrevocably commit the Borrowers to prepay such amount as stated in such notice;

(b)	such prepayment may take place only on the last day of an Interest Period in respect of the Loan provided however, that if the Borrowers shall request consent to make such prepayment on another day and the Bank shall accede to such request (it being in the sole discretion of the Bank to decide whether or not to do so) the Borrowers will pay in addition to the amount to be prepaid, any such sum as may be payable to the Bank pursuant to Clause 10.1;

(c)	each such prepayment shall be in an amount of no less than the amount of the Repayment Instalment due and payable at that time or a whole multiple thereof or the balance of the Loan and will be applied by the Bank in or towards the pro-rata prepayment of the Balloon Installment and the Repayment Instalments;

(d)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Bank, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(e)	no amount prepaid may be re-borrowed; and

(f)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.
4.3	Compulsory Prepayment in case of Total Loss or sale of a Vessel
(a)	Total Loss of a Mortgaged Vessel
On any Mortgaged Vessel being subsequently determined to be a Total Loss:
(i)	prior to the advancing of the Commitment, the obligation of the Bank to make available the Commitment shall immediately cease; or

(ii)	in case the Commitment or, as the case may be, an Advance, has been already advanced, the amount of the Loan shall, on expiry of a period of one hundred and eighty (180) days following the occurrence of such Total Loss or the date on which the relevant Vessel suffered damage or the incident which, in the reasonable opinion of the Bank, may result in such Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are, or Requisition Compensation in respect of such Mortgaged Vessel, is received by the Owner thereof (or the Bank pursuant to the Security Documents), be reduced by an amount equal to higher of (a) the full amount of the insurance proceeds and (b) the Relevant Percentage (as hereinafter defined) together with accrued interest on the Loan to the date of prepayment and all other sums due and payable by the Borrower to the Bank pursuant to this Agreement and the other Security Documents, including without limitation, any amounts payable under Clause 4.4, as the Bank may in its absolute discretion determine, which should be prepaid by the Borrowers in order to protect the Bank’s security position and (without limitation) satisfy the provision of Clause 8.6 (c)..
For the purpose of this Agreement:
(aa)	an actual total loss of a Vessel shall be deemed to have occurred at the actual date and time such Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported;

(bb)	a constructive total loss shall be deemed to have occurred at the earlier of (a) date and time notice of abandonment of a Vessel has been given to the insurers of such Vessel and (b) date and time claim for insurance indemnity has been submitted to the insurers of a Vessel and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether notice of abandonment of the Vessel has been given to the insurers of such Vessel or claim for insurance indemnity has been submitted to the insurers of such Vessel;

(cc)	a compromised or arranged total loss shall be deemed to have occurred on the date on which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of a Vessel and the Owner and in any case no later than sixty (60) days from the date of occurrence of the total loss and regardless of whether claim for insurance indemnity has been submitted to the insurers of the Vessel or a binding agreement as to such total loss has been entered into by the insurers of such Vessel and the Owner;

(dd)	requisition for title or other compulsory acquisition of the Vessel shall be deemed to have occurred on the date upon which the relevant requisition for title or other compulsory acquisition occurs; and

(ee)	hijacking, theft, condemnation, capture, seizure, detention, arrest, or confiscation of the Vessel by any government or by any person acting or purporting to act on behalf of any government, which deprives the Borrower of the use of the Vessel for more than thirty (30) days shall be deemed to occur upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, detention, arrest or confiscation occurred.
(b)	Sale of a Mortgaged Vessel

In the event of a sale or other disposal of any Mortgaged Vessel or if the Borrowers request the Bank’s consent for the discharge of the Mortgage on any Mortgaged Vessel, the Borrowers shall prepay an amount equal to higher of (a) the full amount of the sale proceeds and (b) the Relevant Percentage (as hereinafter defined) together with accrued interest on the Loan to the date of prepayment and all other sums due and payable by the Borrower to the Bank pursuant to this Agreement and the Borrowers shall thereupon be obliged to make such repayment of the Loan, Provided always that such sale or such other disposal is made at the Market Value of the relevant Vessel prevailing at the time and that all sale proceeds are paid to the Bank for application as described herein;

and for the purpose of this Clause 4.3,

“Relevant Percentage” in relation to any Mortgaged Vessel, means an amount equal to the proportion which the Market Value of such Mortgaged Vessel bears to the aggregate of the Market Values of the Mortgaged Vessels based on the valuations of such Vessels carried out under Clause 8.6(b) immediately before the Total Loss or the date on which the relevant Mortgaged Vessel suffered damage or the incident which, in the reasonable opinion of the Bank, may result in such Mortgaged Vessel being subsequently determined to be a Total Loss occurred or the sale or other disposal of the relevant Vessel, as the case may be,

Provided however that if the relevant Mortgaged Vessel so lost or sold or otherwise disposed of is the last Mortgaged Vessel, then the full amount of the insurance or, as the case may be, the sale proceeds shall apply against full repayment of the Outstanding Indebtedness and additionally the Borrowers shall pay to the Bank the balance (if any) of the Outstanding Indebtedness;

In case of refinancing by another bank, then the full amount of the Outstanding Indebtedness will be repaid to the Bank.

(c)	Application by the Bank in case of compulsory prepayment

Any amount prepaid in accordance with Clause 4.3 (a) and (b) which is less than the whole of the Outstanding Indebtedness will be applied by the Bank in or towards pro rata satisfaction of the Balloon Instalment and the then outstanding Repayment Instalments.
4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (b) at a rate equal to the aggregate of the Margin and the cost to the Bank of funding the Loan), (b) any additional amount payable under Clause 5 and (c) all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.

5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION

5.1	Payments – No set-off or Counterclaims
(a)	The Borrowers acknowledge that, in performing their obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrowers under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10.00 a.m. (London time) on the Banking Day (in Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank for the account of the Bank, reference: “ADVENTURE NINE S.A. & ADVENTURE TWELVE S.A. — LOAN AGREEMENT DATED .... DECEMBER 2009”, Provided however, that the Bank shall have the right to change the place of account for payment, upon eight (8) Banking Days’ prior written notice to the Borrowers.
(b)	If at any time it shall become unlawful or impracticable for the Borrowers to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Bank may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Bank under this Agreement or the other Security Documents.
5.2	Payments on Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, the payment or payments due shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

5.3	Gross Up

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrowers shall pay to the Bank such additional amounts as may be necessary to ensure that there will be received by the Bank a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrowers shall indemnify the Bank against any losses or costs incurred by the Bank by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Bank official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Bank in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

5.4	Certificates Conclusive

Any certificate or determination of the Bank as to any rate of interest, rate of exchange or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

5.5	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Borrowers, jointly and severally, hereby represent and warrant to the Bank that:

Continuing representations and warranties
(a)	Due Incorporation/Valid Existence

each Borrower and each of the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation as limited liability companies, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to (directly or indirectly) purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Security Documents;

(b)	Due Corporate Authority

each Borrower and each of the other Security Parties has power to execute, deliver and perform its obligations under the Security Documents to which it is a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder (if required) and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers to borrow will be exceeded as a result of borrowing the Loan;

(c)	Litigation

no litigation, arbitration, tax claim or administrative proceeding involving a potential liability of any of the Borrowers or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against any of the Borrowers or any other Security Party, which, if adversely determined, would have a materially adverse effect on the business assets or the financial condition of any of them;

(d)	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or any other Security Party;

(e)	Financial Condition

the financial condition any of the Borrowers or of any of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Bank;

(f)	No Immunity

None of the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)	Shipping Company

each of the Borrowers and the Approved Manager is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)	Licences/Authorisation

every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrowers are aware;

(i)	Perfected Securities

when duly executed, the Security Documents will create a perfected security interest in favour of the Bank, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrowers and the other Security Parties;

(j)	No Notarisation/Filing/Recording

save for the registration of any mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;

(k)	Validity and Binding Effect

the Security Documents constitute (or upon their execution — and in the case of any mortgage upon its registration at the Registry — will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrowers and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created; and

(l)	Valid Choice of Law

the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the Borrowers and any other Security Party which is or is to be a party thereto.
6.2	Each Borrower hereby further represents and warrants to the Bank that:

Initial representations and warranties
(a)	Direct obligations — Pari Passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)	Information

all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party and the Group to the Bank in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of the Borrowers, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c)	No Default

no Default has occurred and is continuing;

(d)	No Taxes

no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrowers under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)	No Default under other Indebtedness

None of the Borrower is in Default under any agreement relating to Indebtedness to which it is a party or by which it may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels

each Vessel on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Bank) ownership of the respective Borrower who will on and after the Drawdown Date be the sole legal and beneficial owner of the relevant Vessel;

(ii)	registered in the name of the respective Borrower through the Registry under the laws and flag of the Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with a classification society which is a member of IACS and which has been approved by the Bank in writing and such class will be free of all requirements and recommendations of such classification society affecting class;

(v)	insured in accordance with the provisions of this Agreement;

(vi)	managed by the Approved Manager; and

(vii)	in full compliance with the ISM Code and the ISPS Code;
(g)	No Charter

Save for any Charterparty, the Vessels will not on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Bank under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessels may be shared with any other person;

(h)	No Encumbrances

None of the Vessels, nor their Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances;

(i)	Compliance with Environmental Laws and Approvals

except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:
(i)	the Borrowers and their Related Companies have complied with the provisions of all Environmental Laws;

(ii)	the Borrowers and their Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)	none of the Borrowers nor any of their Related Companies have received notice of any Environmental Claim that any of the Borrowers or any of its Related Companies are not in compliance with any Environmental Law or any Environmental Approval;
(j)	No Environmental Claims
(i)	except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Bank:
(aa)	there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Borrowers or the Vessels or the Borrowers’ Related Companies or any other Relevant Ship; and

(bb)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from any of the Vessels or any other Related Ship or any vessel owned by, managed or crewed by or chartered to any of the Borrowers which could give rise to an Environmental Claim;
(k)	Copies true and complete

the copies of the Management Agreement delivered or to be delivered to the Bank pursuant to clause 7.4 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(l)	Application made for DOC and SMC

the Operator has applied for a DOC for itself and an SMC in respect of the Vessels and that none of the Borrowers nor any Operator is aware of any reason why such application may be refused;

(m)	Compliance with ISPS code

the Vessels and any Operator comply or will on the Drawdown Date comply with the requirements of the ISPS Code.

(n)	Acting for its own account

Each Borrower by entering into this Agreement and the other Security Documents is acting on its own behalf and for its own account.

(o)	No Money laundering

in relation to the borrowing by each Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement and the transactions and other arrangements effected or contemplated by this Agreement, each Borrower is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official, requirement or other regulatory measure or procedure implemented to combat “money laundering” as defined in para (a) of Article 1 of the Law 2331/1995 (as amended) of the Hellenic Republic.
6.3	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and/or the Corporate Guarantor to the Bank are true and accurate.

6.4	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2) shall be deemed to be repeated by the Borrowers on the Drawdown Date and on each Interest Payment Date throughout the Security Period.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The Borrowers shall provide the Bank prior to the execution of this Agreement the following documents and evidence in form and substance satisfactory to the Bank:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them and containing specimens of their respective signatures;

(c)	minutes of separate meetings of the directors and shareholders (if required) of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;

(d)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(e)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents; and

(f)	evidence that the arrangement fee due under Clause 10.9 has been paid in full;

(g)	any other documents or recent certificates or other evidence which would be required by the Bank in relation to any other corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and to be in good standing and stating respectively the full names and addresses of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them (in connection to the Corporate Guarantor, this will apply to the shareholders controlling 25% of its issued share capital);

(h)	evidence that the Earnings Account and the Retention Account have been duly opened and all mandate forms, signature cards and authorities have been duly delivered;
7.2	Conditions concerning the Vessels

The obligation of the Bank to advance the Commitment is subject to the further condition that the Bank shall have received prior to the drawdown:
(a)	evidence that each Vessel is duly registered in the ownership of the respective Borrower through the Registry at the port of such Vessel’s port of registry under the laws and flag of the Flag State free from any Encumbrances save for those in favour of the Bank and otherwise as contemplated herein;

(b)	evidence in form and substance satisfactory to the Bank that each Vessel has been or will — on the Drawdown Date — be insured in accordance with the insurance requirements provided for in Schedule 2 this Agreement and the other Security Documents including a Mortgagee’s Interest Insurance, (herein “MII”) for an amount equal to 110% of the amount of the Loan, which the Bank may at any time effect on such terms and with such insurers as shall from time to time be determined by the Bank, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Bank at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to such Vessel;

(c)	certified true copy of the Management Agreement(s) evidencing that each Vessel is managed by the Approved Manager on terms acceptable to the Bank;

(d)	evidence that the trading certificates of the Vessels are valid and in force;

(e)	all necessary confirmations from the insurers of the Vessels that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Bank in its sole discretion and ( — in the event of fleet cover — accompanied by waivers for liens for unpaid premium of other vessels managed by the Approved Manager and which are not subject to any mortgage in favour of the Bank) and an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Bank at the expenses of the Borrowers confirming the adequacy of the Insurances maintained on the Vessels;

(f)	each of the Security Documents (as set out in Clause 11.1) duly executed and where appropriate duly registered with the appropriate Registry;

(g)	valid class certificate (dated not more than three (3) days before the Drawdown Date) issued by a major IACS classification society acceptable to the Bank, evidencing that each of the Vessel maintains its class and remains free from any and all recommendations, conditions, overdue notations or average damage affecting class;

(h)	the Drawdown Notice in respect of the Commitment duly executed and issued;

(i)	copies of the DOC and SMC referred to in paragraph (a) in the definition of the ISM Code Documentation certified as true and in effect by the Borrowers and the Approved Manager; and

(j)	copies of such ISM Code Documentation as the Bank may by written notice to the Borrowers have requested not later than two (2) days before the Drawdown Date certified as true and complete in all material respects by the Borrowers and the Approved Manager;

(k)	copies of the ISSCs in relation to the Vessels;

(l)	a report signed by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Borrowers confirming the adequacy of the Insurances maintained on the Vessels;

(m)	if the Bank so requires, a satisfactory to the Bank review of class records and recent condition survey report on the Vessels together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Borrowers’ expense;

(n)	certified true and complete copy of any Charterparty and any addenda thereto;

(o)	valuation of the Vessels, at the Borrowers’ expense, as at a date determined by the Bank but in any event before the relevant drawdown, prepared on the basis specified in Clause 8.6(b) by major shipbrokers appointed and/or approved by the Bank in form and substance satisfactory to the Bank in its sole discretion;
7.3	No change of circumstances

The obligation of the Bank to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:
(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	no Default shall have occurred and be continuing or would result from the drawdown; and

(c)	the Bank shall be satisfied that there has been no change in the ownership, management, operations and/or adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Bank, be detrimental to the interests of the Bank.
7.4	General Conditions

The obligation of the Bank to advance the Commitment or any part thereof is subject to the further condition that the Bank, prior to or simultaneously with the drawdown, shall have received:
(a)	opinions from lawyers appointed by the Bank as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Bank shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Bank at its sole discretion may require;

(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and

(c)	a receipt in writing in form and substance satisfactory to the Bank including an acknowledgement and admission of the Borrowers and/or any other Security Party to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrowers and a declaration by the Borrowers that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.
7.5	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Bank, in its sole and absolute discretion, makes the Commitment available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Clause 7.1 and 7.2, the Borrowers hereby covenant and undertake to satisfy or procure the satisfaction of such condition or conditions within such period as the Bank may, in its sole and absolute discretion, agree or specify.
7.6	Further conditions precedent
The Bank may request and the Borrower shall within such period from the date of such request as shall be reasonably determined by the Bank, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of Clauses 6, 7, 8 and 9.
8.	COVENANTS
The Borrowers hereby, jointly and severally, undertake with the Bank that, from the date of this Agreement and as long as any moneys are due and/or owing and/or outstanding under this Agreement or any of the other Security Documents, the Borrowers will:
8.1	Information Covenants
(a)	Annual financial Statements

furnish the Bank, in form and substance satisfactory to the Bank, with annual financial statements of the Borrowers and annual audited consolidated financial statements of the Corporate Guarantor at latest within 180 days after the end of the financial year concerned, this obligation to commence with the financial year ending 31st December, 2009, prepared in accordance with generally accepted accounting principles consistently applied;

(b)	Financial Information

provide the Bank annually and from time to time as the Bank may reasonably request and in form and substance satisfactory to the Bank with information on the financial conditions, cash flow position, commitments and operations of the Borrowers and the Group including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness; and

(c)	Information on adverse change or Default

promptly inform the Bank of any occurrence which came to the knowledge of the Borrowers which might adversely affect the ability of any of the Borrowers or any other Security Party to perform its respective obligations under this Agreement and/or any of the other Security Documents and of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(d)	Information on the employment of the Vessels

provide the Bank from time to time as the Bank may request with information on the employment of the Vessels and of any Relevant Ship as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessels and of any Relevant Ship, such information to be certified by one of the directors of the Borrowers as to their correctness;

(e)	Information for the Securities and Exchange Commission (“SEC”)
         Provide the Bank with copies of any filing with and reports to SEC by the Corporate Guarantor;
8.2	Banking operations
ensure that, all banking operations in connection with the Vessels are carried out through the Lending Branch; and
8.3	Additional Financial Covenants
The Borrowers shall ensure that, commencing with the financial year ending 31st December, 2010 and throughout the Security Period, the financial condition of the Corporate Guarantor on a consolidated basis and as evidenced by the most recent financial statements produced in accordance with sub-clause 8.1(a), shall be such that:
(a)	ensure that the Leverage Ratio of the Corporate Guarantor will not at any time exceed 55%;

(b)	ensure that the ratio of EBITDA over Net Interest Expenses is not lower than 3x;

(c)	ensure that the Corporate Liquidity of the Corporate Guarantor to be on average Dollars three million ($3,000,000);
The expressions used in this Clause 8.3 shall be construed in accordance with law and accounting principles internationally accepted as used in the most recent financial statements produced in accordance with sub-clause 8.1(a), and for the purposes of this Agreement:

“Accounting Period” means each consecutive period of twelve (12) months falling during the Security Period (ending on the last day in December of each year) for which the annual financial statements are required to be delivered pursuant to sub-clause 8.1(a);

“Leverage Ratio” means, in respect of each Accounting Period and on a consolidated basis of the Group, Total Liabilities divided by the Total Assets (both net of cash) during such period.

“Corporate Liquidity” in relation to the Corporate Guarantor means, in respect of an Accounting Period, the aggregate amount of cash deposits held in accounts of the Corporate Guarantor free from any encumbrances;

“EBITDA” means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Group before interest, taxes, depreciation and amortization;

“Interest Expenses” means, in respect of an Accounting Period, the aggregate of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Total Assets” means, in respect of an Accounting Period, total assets (excluding cash and cash equivalents) of the Group as stated in the most recent financial statements produced in accordance with sub-clause 8.1(a); and

“Total Liabilities” means at any relevant time the total liabilities “(excluding cash and cash equivalents)” of the Group as stated in the most recent financial statements produced in accordance with sub-clause 8.1(a).
8.4	No Further Financial Exposure
without the prior written consent of the Bank:
(a)	No further Indebtedness

incur no further Indebtedness nor authorise or accept any capital commitments (other than that (i) normally associated with the day to day operations of the Vessels) and (ii) associated with the issuance of letters of guarantee up to Dollars three hundred thousand ($300,000) in aggregate under normal course of business) nor enter into any agreement for payment on deferred terms or hire agreement;

(b)	No Loans

not make any loans or advances to, or any investments or pay any interest thereon, in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance to any officer, director, stockholder or employee directly or through the Approved Manager;

(c)	No Disposal of Assets/Dividends

not dispose of any assets without the prior written consent of the Bank; the payment of dividends is permitted provided that no Event of Default has occurred and that no Event of Default will result out of the distribution of dividends;

(d)	No Payments

except pursuant to this Agreement and the other Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrowers, the operation, maintenance and/or repair of the Vessels;
8.5	Maintenance of Business and legal Structure
(a)	Maintenance of Business Structure

not change the nature, organisation and conduct of its business as, owner of the Vessels or carry on any business other than the business carried on at the date hereof;

(b)	Maintenance of Legal Structure

ensure that none of the documents defining the constitution of the Borrowers and/or any corporate shareholder shall be altered in any manner whatsoever;

(c)	Control

ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrowers and the Corporate Guarantor (as far as its controlling interest is concerned) or any share therein or, of the Vessels without the prior written consent of the Bank;

(d)	No change of controlling interest

ensure that, without the prior written consent of the Bank, no change will be made in the shareholding of the Corporate Guarantor that may result in one shareholder interest controlling 25% or more of the Corporate Guarantor’s issued share capital;

(e)	No merger

not merge or consolidate with any other company or person;

(f)	Subsidiaries

not form or acquire any Subsidiaries; and

(g)	Share capital and distribution

not purchase or otherwise acquire for value any shares of its capital or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders;

(h)	Know your customer and money laundering compliance

provide the Bank with such documents and evidence as the Bank shall from time to time require, based on law and regulations applicable from time to time and the Bank’s own internal guidelines applicable from time to time to identify the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities (in respect to the Corporate Guarantor, this will apply to the shareholders controlling 25% or more of its issued share capital), and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
8.6	Pari passu/Value of Security
(a)	Pari passu

ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.6 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(b)	Valuation of the Vessels

at any time (and at least once per year) that the Bank might consider to be (at the sole discretion of the Bank) necessary or useful and at the expense of the

Borrowers, have the Vessels valued in Dollars, without, unless required by the Bank, physical inspection and on the basis of sale for prompt delivery and free of Encumbrances for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer without taking into account the benefit of any charterparty or other engagement concerning the Vessels (“the basis of valuation”), by a reputable shipbroker as may from time to time be appointed by the Bank for this purpose;

(c)	Vessels’ Value to Debt Ratio-Additional Security

ensure and procure that the Security Value shall be no less than the Security Requirement at the relevant time and if at any relevant time the Security Value is less than the Security Requirement, the Borrowers shall within fifteen (15) days of being advised by the Bank of such shortfall, either prepay or provide additional security in form and substance in all respects acceptable to the Bank in an amount at least equal to the amount of such shortfall. Such additional security shall be constituted by:
(i)	additional pledged cash deposits in favour of the Bank in an amount equal to such shortfall with a bank and in an account and manner to be determined by the Bank; and/or

(ii)	any other security acceptable to the Bank to be provided in a manner determined by the Bank.
(d)	Market Value

The Market Value of the Vessels shall be determined for the purpose of Clause 8.6(c) and shall be notified by the Bank to the Borrowers and the valuation of such shipbroker shall constitute the value of the Vessels for the purposes of this Agreement and shall be binding upon the parties hereto. All costs in connection with such valuation and any valuation of any additional security provided pursuant to Clause 8.6(c) shall be borne by the Borrowers. Any valuation referred to in Clause 8.6 to be addressed to the Bank, but copies to be given to the Borrowers after relevant request by the Borrowers.

Provided, however, that in the event that the Market Value of the Vessels (determined in accordance with Clause 8.6(b)) shall be less than the Security Requirement, then the value of the Vessels shall be determined by three (3) out of the shipbrokers referred to in Clause 8.6(b) (one of which shall be the initial valuator) and in that case the mean of such three (3) valuations of such shipbrokers shall constitute the value of the Vessels for the purposes of this Agreement and shall be binding upon the parties hereto.

(e)	Valuation of additional security

For the purpose of this Clause 8.6, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto provided always that if the additional security is in the form of a collateral vessel such collateral vessel shall be valued in accordance with the provisions of Clause 8.6(b) or if the additional security is in form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)	Documents and evidence

In connection with any additional security provided in accordance with this Clause 8.6, the Bank shall be entitled to receive such evidence and documents as may in the Bank’s reasonable opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.
8.7	Maintenance of Assets
(a)	No Transfer of Assets

not convey, assign, transfer, sell or otherwise dispose of or deal with any of their real or personal property, assets or rights, whether present or future, without the prior written consent of the Bank; and

(b)	No Encumbrance of Assets

not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Bank; and
8.8	Covenants Concerning the Vessels
(a)	Ownership/Management/Control

ensure that the Vessels are registered on the Drawdown Date under the laws of the Flag State and thereafter maintain her present ownership, management, control and beneficial ownership and that no change of name, ownership or flag of the Vessels will take place without the Bank’s prior written consent;

(b)	Class

ensure that the Vessels will remain in highest class free of any and all recommendations, overdue notations or average damage affecting class and provide the Bank on demand with copies of all class and trading certificates of the Vessels;

(c)	Insurances

ensure that all Insurances of the Vessels are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgages and in case of failure to maintain the Vessels so insured authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Borrowers (and in case that any of the Vessels remains in port for an extended period to effect port risks insurances at the cost of the Borrowers which, if paid by the Bank, shall be Expenses);

(d)	Transfer/Encumbrances

not without the prior written consent of the Bank sell or otherwise dispose of any of the Vessels or any share therein or create or agree to create or permit to subsist any Encumbrance over any of the Vessels (or any share or interest therein) other than Permitted Encumbrances;

(e)	Not imperil Flag, Ownership, Insurances

ensure that each Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers of such Vessel, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the said Vessel or its unencumbered (other than Permitted Encumbrances) ownership or its Insurances;

(f)	Mortgage Covenants

always comply with all the covenants provided for in the Mortgages;

(g)	Charter

save for any Charterparty, not enter into a charterparty, contract of affreightment, agreement or related document in respect of the employment of any of the Vessels (i) on demise charterparty or (ii) without the prior written consent of the Bank, for a period for more than twelve (12) months or below the market rate prevailing at the time when any of the Vessels is fixed in or on terms which are not in accordance with the commercial practice prevailing at the relevant time;

(h)	Assignment of Earnings

not assign or agree to assign otherwise than to the Bank the Earnings or any part thereof; and

(i)	Compliance with Environmental Laws

comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Bank forthwith:
(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding (a) $200,000 made against any of the Vessels and $500,000 made against any Relevant Ship and/or her respective owner; and

(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Bank advised in writing of the Borrowers’ response to such Environmental Claim on such regular basis and in such detail as the Bank shall require;
(j)	Right of survey

the Bank shall have the right of inspection and/or survey of the Vessels at any time, at the Borrowers’ expense, and shall have the right to review the operating and insurance records of the Borrowers and the Corporate Guarantor;

(k)	Compliance with ISM and ISPS Codes

Ensure that each Vessel and the Approved Manager will always be in compliance with the ISM and ISPS Codes;

8.9	Observance of Covenants
(a)	Use of the Loan

use the Loan exclusively for the purpose specified in this Agreement;

(b)	Compliance with Covenants

duly and punctually perform each of the obligations expressed to be assumed by it under this Agreement and the other Security Documents;

(c)	Payment on Demand

pay to the Bank on demand any sum of money which is payable by the Borrowers to the Bank under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and

(d)	Evidence of Compliance

upon request by the Bank from time to time provide such information and evidence to the Bank as the Bank would reasonably require to demonstrate compliance with the covenants and undertakings set forth in this Agreement and the other Security Documents;
8.10	Validity of Securities – Taxes etc.
(a)	Validity

ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;

(b)	Earnings

ensure and procure that, unless and until directed by the Bank otherwise (i) all the Earnings of the Vessels shall be paid to the Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to such account in the name of the Borrowers as shall be from time to time agreed by the Bank in accordance with the provisions hereof and of the relevant Security Documents;

(c)	Taxes

pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d)	Additional Documents

from time to time and within ten (10) days after the Bank’s request execute and deliver to the Bank or procure the execution and delivery to the Bank of all such documents as shall be deemed desirable at the reasonable discretion of the Bank for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Bank under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Bank’s consent) have not been fulfilled prior to the Drawdown, such conditions shall be complied with within fourteen (14) days of Drawdown (unless the Bank agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.
8.11	Compliance with the ISM Code
Procure that the Approved Manager and any Operator:
(a)	will comply with and ensure that the Vessels and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(b)	immediately inform the Bank if there is any threatened or actual withdrawal of the Borrowers’, the Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessels; and

(c)	promptly inform the Bank upon the issue to the Borrowers, the Approved Manager or any Operator of a DOC and to the Vessels of an SMC or the receipt by the Borrowers, the Approved Manager or any Operator of notification that its application for the same has been realised.
8.12	ISPS Code Compliance
Procure that the Approved Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC respect of the Vessels;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessels; and

(c)	procure that the Vessels will comply at all times with the ISPS Code;
8.13	Covenants for the Security Parties
ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 to 8.12 which are applicable to them mutatis mutandis.
9.	EVENTS OF DEFAULT
There shall be an Event of Default whenever an event described in Clauses 9.1 to 9.7 occurs:
9.1	Non Performance of Obligations
(a)	Any of the Borrowers or any other Security Party fails to pay any sum due from any of the Borrowers or, as the case may be such Security Party, under this Agreement and/or any of the other Security Documents at the time, in the currency and in the manner stipulated herein and/or any of the other Security

Documents, or, in the case of any sum payable on demand, within three (3) Banking Days of such demand; or

(b)	Any of the Borrowers or any other Security Party fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement and/or any other Security Document relating to the Insurances; or

(c)	Any of the Borrowers or any other Security Party commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings under this Agreement and/or any of the other Security Documents (other than failure to pay any sum when due or to comply with any obligation concerning the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within five (5) days of the Bank notifying the Borrowers and/or the relevant Security Party of such required action to remedy the breach or omission; or
9.2	Events affecting the Security Parties
(a)	any Security Party is adjudicated or found bankrupt or insolvent or any judgement or order is made by any competent court or resolution passed or petition (which is not in the reasonable opinion of the Bank frivolous and is not being contested in good faith by such Security Party) presented for the winding-up or dissolution of any Security Party or for the appointment of a liquidator, trustee, receiver, administrator or conservator of the whole or any part of the undertakings, assets, rights or revenues of any Security Party; or

(b)	any Security Party becomes or is deemed to be insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition, compromise or other arrangement for the benefit of its creditors generally or good faith proceedings are commenced in relation to any Security Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(c)	an encumbrancer takes possession or a receiver or similar officer is appointed of the whole or any part of the undertakings, assets, rights or revenues of any Security Party or a distress, execution, sequestration or other process is levied or enforced upon or sued out against any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within fifteen (15) days; or

(d)	all or a material part of the undertakings, assets, rights or revenues of any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(e)	any event occurs or proceeding is taken with respect to any Security Party in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in sub-Clauses 9.2(a) to 9.2(d); or

(f)	any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(g)	there occurs, in the reasonable opinion of the Bank, a materially adverse change in the financial condition of any Security Party; or

(h)	any other event occurs or circumstances arise which, in the reasonable opinion of the Bank, materially and adversely affects either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or any of the other Security Documents, or (ii) the security created by this Agreement and/or any of the Security Documents; or

(i)	there is any material change in the beneficial ownership of the shares in any of the Borrowers and/or in any other corporate Security Party (in respect to the Corporate Guarantor, this to apply for the shareholders controlling 25% or more of its issued share capital); or

(j)	a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or
9.3	Representations Incorrect
any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or
9.4	Cross-default of the Borrowers
any Indebtedness of any of the Borrowers is not paid when due or becomes due and payable, or any creditor of any of the Borrowers becomes entitled to declare any such Indebtedness due and payable prior to the date when it would otherwise have become due, or any guarantee or indemnity given or any obligation or covenant undertaken or agreement made by any of the Borrowers in respect of Indebtedness is not honoured when due; or
9.5	Events affecting the Security Documents
(a)	this Agreement or any of the other Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any party thereto (other than the Bank), or if any such party shall deny that it has any, or any further, liability thereunder or it becomes impossible or unlawful for any of the Borrowers to fulfil any of its covenants and obligations contained in this Agreement or any of the Security Documents or for the Bank to exercise the rights vested in it thereunder or otherwise; or

(b)	any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any of the Borrowers to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by any of the Borrowers of its obligations under this Agreement and/or any of the other Security Documents is modified in a manner unacceptable to the Bank or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(c)	any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of the Security Documents (or any of them) becomes enforceable; or
9.6	Events concerning the Security Parties
(a)	any Security Party (other than the Borrowers) fails to pay any sum due from it under this Agreement and/or any of the Security Documents when due, or, in the case of any sum payable on demand, within three (3) Banking Days of demand; or

(b)	any Security Party (other than the Borrowers) fails to observe and perform any one or more of the covenants, terms or obligations contained in this Agreement (including Schedule 1) and/or the other Security Documents relating to the Insurances; or

(c)	any Security Party (other than the Borrowers) commits any breach of or omits to observe any of the covenants, terms, obligations or undertakings expressed to be assumed by it under this Agreement and/or any of the Security Documents (other than failure to pay any sum when due or to observe or perform obligations relating to the Insurances) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within seven (7) days of the Bank notifying the relevant Security Party, of such required action to remedy the breach or omission; or

(d)	any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party (other than the Borrowers) in or pursuant to this Agreement or any of the other Security Documents or in any notice, certificate or statement referred to in or delivered under this Agreement or any of the other Security Documents is or proves to have been incorrect in any material respect; or

(e)	any of the events referred to in Clauses 9.2 to 9.5 occurs (amended as appropriate) in relation to any Security Party (other than the Borrowers).
9.7	Events concerning the Vessels
(a)	Any of the Vessels becomes a Total Loss or suffers damage or is involved in an incident which in the reasonable opinion of the Bank may result in any of the Vessels being subsequently determined to be a Total Loss and the insurance indemnity is not paid by the insurers to the Bank under the General Assignment within a period of one hundred and eighty (180) days from the date such Total Loss or damage or incident occurred;

(b)	Any of the Vessels ceases to be managed by the Approved Manager (for any reason other than the reason of a Total Loss or sale of any of the Vessels) with the approval of the Bank and the Borrowers fail to appoint an Approved Manager within seven (7) days after the termination of the Management Agreement with the previous Approved Manager; or

(c)	any of the Vessels is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Owner shall fail to procure the release of such Vessel within a period of fourteen (14) days thereafter; or

(d)	(without prejudice to the generality of sub-Clauses 9.1(b) and (c)) for any reason whatsoever any of the Vessels ceases to comply with the ISM Code; or

(e)	(without prejudice to the generality of sub-Clauses 9.1(b) and (c)) for any reason any of the Vessels ceases to comply with the ISPS Code; or

(f)	the registration of any of the Vessels under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Bank; or

(g)	the Flag State of any of the Vessels becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the reasonable opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents and alternative arrangements satisfactory to the Bank have not been made promptly upon the Bank’s request; or

(h)	the registration of any of the Vessels under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Bank or, if such Vessel is only provisionally registered on the Drawdown Date and is not permanently registered under the laws and flag of the Flag State at least ninety (90) days prior to the deadline for completing such permanent registration;

(i)	any Charterparty is at any time and for any reason terminated or becomes invalid or unenforceable or otherwise ceases to remain in full force and effect, or if the validity of the Charterparty shall at any time and for any reason be contested by any party thereto, or it becomes impossible or unlawful for any party to the Charterparty to fulfil any of its covenants and obligations contained therein and the Borrowers do not provide within 15 days of the Bank’s notice to the Borrowers an alternative charterparty in form and substance satisfactory to the Bank and/or additional security as provided in Clause 8.6(c); or
9.8	Environmental Events
(a)	any Relevant Party and/or the Approved Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Vessels or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the reasonable opinion of the Bank) be expected to have a material adverse effect on the business assets, operations, property or financial condition of any of the Borrowers or any other Security Party or on the security created by any of the Security Documents; or

(b)	any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which any of the Vessels is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to any of the Vessels (including without limitation, liability for Environmental Claims arising in jurisdictions where such Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or
9.9	Consequences of Default

The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:
(a)	by notice to the Borrowers declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)	by notice to the Borrowers declare that the Loan and all interest and commitment commission accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrowers; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).
9.10	Insolvency Events of Default
If an event occurs in respect of any of the Borrowers or the other Security Parties of the type described in sub-Clauses 9.2(a) to (e) (except (i) in the case when a petition was presented or proceedings were commenced or a suit or writ were issued by a third party and any of the Borrowers or the relevant Security Party is defending itself in bona fide and (ii) in the case that such events mentioned in Clause 9.2 relate to only a part of the undertakings, assets, rights or revenues which in the opinion of the Bank does not affect the ability of any of the Borrowers or the relevant Security Party to perform its respective obligations under this Agreement and/or the other Security Documents) the obligation of the Bank to make the Commitment available shall terminate immediately upon receipt by the Bank of the relevant information (as such receipt shall be conclusively certified by a certificate of the Bank) and all amounts payable under sub-Clause 9.9(b) above shall become immediately due and payable without any notice or other formality which is hereby expressly waived by the Borrowers.
9.11	Proof of Default
It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).
9.12	Exclusion of Bank’s liability
Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to any of the Borrowers or any other Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.
10.	INDEMNITIES — EXPENSES — FEES
10.1	Indemnity
The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Bank, without prejudice to any of the other rights of the Bank under any of the Security Documents, against any loss or expense which the Bank shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due;

(b)	the occurrence of any Event of Default;

(c)	any prepayment of the Loan or part thereof being made under Clauses 4.2(b) and 4.3, 8.6(c) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)	the Commitment not being advanced for any reason (excluding any default by the Bank) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.
10.2	Expenses
The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Bank on demand:
(a)	Initial and Amendment expenses

all expenses (including legal, printing and out-of-pocket expenses) reasonably incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to sub-Clause 8.6(c), whether any such security shall in fact be constituted or not;

(b)	Enforcement expenses

all expenses (including legal and out-of-pocket expenses) incurred by the Bank in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)	MII costs

reimburse the Bank on demand for any and all costs incurred by the Bank (as conclusively certified by the Bank) in effecting and keeping effected a Mortgagee’s Interest Insurance for an amount equal to 110% of the amount of the Loan (herein “MII”) which the Bank may at any time effect on such terms and with such insurers as shall from time to time be determined by the Bank) to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Bank at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessels; and

(d)	Other expenses

any and all other Expenses.
All expenses payable pursuant to this Clause 10.2 shall be paid together with value added tax (if any) thereon.
10.3	Stamp duty
The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Bank) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Bank against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.
10.4	Environmental Indemnity
The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Bank.
10.5	Currencies
If any sum due from the Borrowers under any of the Security Documents or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrowers shall (and it is hereby expressly undertaken by the

Borrowers to) indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
10.6	Central Bank or European Central Bank reserve requirements indemnity
The Borrowers shall on demand promptly indemnify the Bank against any cost incurred or loss suffered by the Bank as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Bank under clause 12.2.
10.7	Maintenance of the Indemnities
The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Bank and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.
10.8	Communications Indemnity
It is hereby agreed in connection with communications that:
(a)	Express authority is hereby given by the Borrowers to the Bank to accept (at the sole discretion of the Bank) all tested or untested communications given by facsimile or otherwise (but not e-mail), regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Bank relating to such communications including, without limitation (if so required by the Bank), the obligation to confirm such communications by letter.

(b)	The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number mentioned in Clause 15.1 or any other fax usually used by them or their managing company.

(c)	The Borrowers hereby assume full responsibility for the execution of the said notices, requests, instructions or communications by the Bank and promise and recognise that the Bank shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrowers to indemnify in full the Bank from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Bank may suffer, incur or sustain by reason of the Bank following such notices, requests, instructions or communications.

(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile) (but not e-mail), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrowers, save in case of Bank’s gross misconduct.

(e)	The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Bank will be indemnified in full pursuant to this Clause save in case of Bank’s gross misconduct.

(f)	The Bank shall have the right to ask the Borrowers to furnish any information the Bank may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Bank to do so. The Bank shall be fully protected in, and the Bank shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Bank in good faith to have been given by the Borrowers or by any of their authorised representative(s).

(g)	It is undertaken by the Borrowers to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrowers shall hold the Bank harmless and indemnified from all claims, losses, damages and expenses which the Bank may incur by reason of the failure of the Borrowers to comply with the obligations under this Clause.

(h)	The Borrowers hereby expressly give their consent to the communication for process in the meaning of law 2472/97 of their personal data contained in this Agreement, the Security Documents or any of them, the Earnings Account or any accounts in its name kept with the Bank at any relevant time. Such personal data may be communicated to an inter-banking database record and may be used only by banks and financial institutions for the purposes of credit protection and transactions improvement. The Borrowers are authorised to revoke their consent given hereunder at any relevant time by written notice to the registrar of “Teiresias A.E.” at 2, Alamanas Street, 15125 Maroussi, Athens, Greece.
10.9	Arrangement Fee
As an inducement for the Bank to enter into this Agreement the Borrowers shall pay to the Bank latest upon drawdown an arrangement fee in the amount of Dollars $60,000 (Dollars sixty thousand).
The arrangement fee referred to in this Clause 10.9 shall be payable by the Borrowers to the Bank whether or not any part of the Commitment is ever advanced.
11.	SECURITY, APPLICATION, AND SET-OFF
11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Bank in form and substance satisfactory to the Bank at the time specified herein or otherwise as required by the Bank and ensure that such security consists, on the Drawdown Date, of:
(a)	the Mortgages duly registered over the Vessels through the Registry;

(b)	the General Assignments;

(c)	the Guarantee;

(d)	the Accounts Pledge Agreement;

(e)	the Charterparty Assignment(s); and

(f)	the Manager’s Undertaking.
11.2	Maintenance of Securities
It is hereby undertaken by the Borrowers that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
11.3	Application of funds
All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Bank in the following manner:
(a)	Firstly: in or towards payment of Expenses and all sums other than principal or interest which may be due to the Bank under this Agreement and the other Security Documents or any of them at the time of application;

(b)	Secondly: in or towards payment of any default interest;

(c)	Thirdly: in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;

(d)	Fourthly: in or towards repayment of the Loan whether the same is due and payable or not;

(e)	Fifthly: in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

(f)	Sixthly: the surplus (if any) shall be paid to the Borrowers, or to whomsoever else shall be entitled to receive such surplus.

11.4	Set off

Express authority is hereby given by the Borrowers to the Bank without prejudice to any of the rights of the Bank at law, contractually or otherwise, at any time after a Default has occurred and without notice to the Borrowers:
(a)	to apply any credit balance standing upon any account of the Borrowers with any branch of the Bank and in whatever currency in or towards satisfaction of any sum due to the Bank from the Borrowers under this Agreement and/or any of the other Security Documents;

(b)	in the name of the Borrowers and/or the Bank to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Borrowers with the Bank.

(d)	For all or any of the above purposes authority is hereby given to the Bank to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given by this Clause.
11.5	Earnings Account — Retention Account
(a)	The Borrowers shall procure that all moneys payable in respect of the Earnings of the Vessels shall be paid to the Earnings Accounts free from Encumbrances and rights of set off other than those created by or under the Security Documents. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) and subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Earnings Accounts save as hereinafter provided:
(i)	first: in payment of any and all sums whatsoever due and payable to the Bank hereunder (such sums to be paid in such order as the Bank may in its sole discretion elect);

(ii)	second: during each month of the Security Period (but by no later than, in the case of the first such month, the date falling thirty (30) days after the Drawdown Date and, in the case of each subsequent month, the same date of that month), the Borrowers shall cause to be transferred from the Earnings Accounts to the Retention Account out of the aggregate amount of the Earnings of the Vessels received in the Earnings Account during the preceding month:
(aa)	one third (1/3rd) of the amount of the Repayment Instalment specified in Clause 4.1 falling due for payment on the next following Repayment Date; and

(bb)	the relevant fraction of the amount of interest on the Loan falling due on the next due date for payment of interest under this Agreement.

The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrowers at the beginning of each Interest Period) where the numerator is always one (1) and where the denominator shall always be three (3) except in the case of an Interest Period of less than three months, in which case the denominator shall be the number of months comprised in such Interest Period; and
(iii)	third: any balance shall be released to the Borrowers.
(b)	If the aggregate amount of the Earnings of the Vessels received in the Earnings Accounts is insufficient in any month for the required transfer to be made from the Earnings Accounts to the Retention Account in accordance with Clause 11.5(a), the Borrowers shall make up the amount of such insufficiency on demand from the Bank, but, without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 11.5(a)(ii) from the aggregate amount of such Earnings received in the next or subsequent months.

(c)	Until the occurrence of an Event of Default (or an event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default), the Bank shall on each Repayment Date and on each due date for the payment of interest under this Agreement apply in accordance with the provisions of Clause 8.1 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the Repayment Instalment specified in Clause 4.1 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrowers’ obligations to pay such repayment instalment or interest (as the case may be) then due under this Agreement.

(d)	Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account. Such interest shall, provided that the foregoing provisions of this Clause 11.5 shall have been complied with and provided that no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred, be released to the Borrowers.

(e)	Nothing herein contained shall be deemed to affect the absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 and 6 or shall constitute a manner or postponement thereof.

(f)	The Borrowers hereby irrevocably authorise the Bank to make from the Earnings Accounts any and all above payments and repayments as and when the same fall due or at any time thereafter. The Bank shall advise the Borrowers in respect of any such payment or repayment.

(g)	The Borrowers will comply with any written requirement of the Bank from time to time as to the location or re-location of the Earnings Accounts and the Retention Account (or any of them) and will from time to time enter into such documentation as the Bank may reasonably require in order to create or maintain in favour of the Bank an Encumbrance in the Earnings Accounts and the Retention Account, all at cost and expense of the Borrowers.

(h)	The Borrowers hereby covenant with the Bank that the Earnings Accounts, the Retention Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Earnings Accounts other than in favour of the Bank.

(i)	The Earnings Accounts shall be operated in accordance with the Bank’s usual terms and conditions (full knowledge of which the Borrowers hereby acknowledges) and subject to the Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Bank to the Borrowers).

(j)	The Borrowers hereby warrant that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Retention Account.

(k)	After the occurrence of an Event of Default the Bank shall be entitled, but not bound, to apply the balance (if any) including any accrued interest standing to the credit of the Earnings Accounts and the Retention Account in accordance with the provisions of Clause 11.3.

(l)	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Retention Account and/or the Earnings Accounts shall be released and paid to the Borrowers or to whomsoever else may be entitled to receive such balance.
12. UNLAWFULNESS, INCREASED COSTS
12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Bank to advance the Commitment or to maintain or fund the Loan, notice shall be given promptly by the Bank to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

In any such event the Borrowers and the Bank shall (as per the provisions of sub-Clause 3.6) negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.
12.2	Change of circumstances

If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Bank to maintain or give effect to its obligations or to claim or receive any amount payable to the Bank under this Agreement, then the Bank may serve written notice on the Borrowers declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrowers will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Bank pursuant to the terms of the notice.
12.3	Increased Cost

If, as a result of (a) any change in or in the interpretation of any law, regulation or official directive (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) — including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or those resulting from the implementation of any amendment of the “1988 Basel convergence agreement” or any amendatory or substitute agreement thereof (the “Basel II”) by any governmental authority in any country the laws or regulations of which are applicable on the Bank, or (b) compliance by the Bank with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Bank habitually complies) or (c) any other set of circumstances affecting the Bank:
(a)	the cost to the Bank of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Bank is imposed; and/or

(b)	subject the Bank to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Bank) in respect of any payments to the Bank under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Bank under any of the Security Documents is reduced; and/or

(d)	the Bank’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Document is reduced; and/or

(e)	require the Bank to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Bank to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6) the Borrowers shall pay to the Bank, from time to time, upon demand, such additional moneys as shall indemnify the Bank for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.
12.4	Claim for increased cost

The Bank will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrowers within seven (7) days of demand. It shall not be a defense to a claim by the Bank under this Clause 12.3 that any increased cost or reduction could have been avoided by the Bank. Any amount due from the

Borrowers under Clause 12.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.
12.5	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Bank by virtue of Clause 12.3, the Borrowers shall be entitled, on giving the Bank not less than fourteen (14) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.
12.6	Exception

Nothing in Clause 12.3 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3.
13. ASSIGNMENT, PARTICIPATION, LENDING BRANCH
13.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrowers and their respective successors and permitted assigns.
13.2	No Assignment by the Borrowers

The Borrowers and any other parties to the Security Documents other than the Bank may not (without the prior written consent of the Bank) assign or transfer any of its rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
13.3	Assignment by the Bank

The Bank may at any time (following sufficient notice being given to the Borrowers and the other Security Parties but without the consent of the Borrowers) assign, transfer, or offer participation to any other bank or financial institution, in whole or in part, or in any manner dispose of all or any of its rights and/or obligations arising or accruing under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
13.4	Documentation

If the Bank assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 13, each Borrower undertakes, immediately on being requested to do so by the Bank, to enter into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the assignee, transferee or participant all or the relevant part of the interest of the Bank in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or assignee, transferee or participant of the Bank to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Bank, the Borrowers shall thereafter look only to the assignee, transferee or participant in respect of that proportion of the obligations of the Bank under this Agreement assumed by such assignee, transferee or participant. Each Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Bank and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Bank to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Bank.
13.5	Disclosure of information

The Bank may, on a confidential basis, to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers and the other Security Parties as the Bank shall consider appropriate.
13.6	Change of Lending Branch

The Bank shall be at liberty to transfer the Loan to any branch or branches, and upon notification of any such transfer, the word “Bank” in this Agreement and in the other Security Documents shall mean the Bank, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.
14.    MISCELLANEOUS
14.1	Cumulative Remedies

The rights and remedies of the Bank contained in this Agreement and the other Security Documents are cumulative and not exclusive of each other nor of any other rights or remedies conferred by law.
14.2	Waivers

No failure, delay or omission by the Bank to exercise any right, remedy or power vested in the Bank under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Bank on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Bank under this Agreement and the other Security Documents or the right of the Bank thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Bank of any provision of this Agreement or of any of the other Security Documents nor any consent by the Bank to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
14.3	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.
14.4	Amendments

This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.
14.5	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Bank prior to the drawdown of the Commitment or of any part thereof the Bank shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Bank of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
14.6	Inconsistency of Terms

In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.
14.7	Language and genuineness of documents
(a)	Language

All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the Greek or the English language (or such other language as the Bank shall agree) or shall be accompanied by a certified Greek translation upon which the Bank shall be entitled to rely.

(b)	Certification of documents

Any copies of documents delivered to the Bank shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as will be acceptable to the Bank at the sole discretion of the Bank.

(c)	Certification of signature
Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Bank, to be verified for their genuineness by appropriate Consul or other competent authority.

(d)	Further assurances
The Borrowers undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
(e)	Conflicts

In the event of any conflict between this Agreement and any of the other Security Documents, and the provisions of this Agreement shall prevail.
15. NOTICES AND OTHER MATTERS
15.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall:
(a)	be in writing delivered personally or be first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.7 by fax;

(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of fax, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:
(i)	if to be sent to any Security Party, to:

c/o Free Bulkers S.A. 89 Akti Miaouli & 4 Mavrokordatou street Piraeus Greece Fax: (+30) 210 4291100 Attention: Mr. Ion Varouxakis

(ii)	in the case of the Bank at:

62, Notara & Sotiros Dios streets 185 35 Piraeus Greece Fax No. (+30) 210 41 32 058 Attention : The Manager

or to such other person, address or fax number as is notified by the relevant Security Party or the Bank (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Bank, the same shall not become effective until notice of such change is actually received by the Bank and a copy of the notice of such change is signed by the Bank.
15.2	Process Agent

Mr. Ioannis Fassolis, an Attorney-at-Law, whose present address is at 15 Sachtouri Street, 185 36, Piraeus, Greece, is hereby appointed by the Borrowers as agent to accept service (hereinafter “Process Agent”) upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.
15.3	Confidentiality
(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)	Each Borrower acknowledges and accepts that the Bank may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)	Each Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Bank may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Bank’s rights or for any other purpose for which in the opinion of the Bank, such disclosure would be useful or appropriate for the interests of the Bank or otherwise and each Borrower expressly authorises any such disclosure and delivery.

(d)	Each Borrower acknowledges and accepts that the Bank may be prohibited from disclosing information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

16. APPLICABLE LAW AND JURISDICTION
16.1	Law
This Agreement shall be governed by and construed in accordance with English Law. Moreover, each Borrower hereby acknowledges and declares that it is fully familiar with the General Transaction Terms of the Bank and it is hereby agreed that the said General Transaction Terms shall be deemed an integral part of this Agreement.
16.2	Submission to Jurisdiction
(a)	For the exclusive benefit of the Bank, each Borrower hereby (i) irrevocably submits to the non exclusive jurisdiction of the Courts of Piraeus in Greece and (ii) agrees that any summons, writ, judicial or extra-judicial notice, protest, payment order, order for payment, order for enforcement, announcement of claim or other legal process issued against it in Greece shall be served upon the Process Agent, who is hereby authorised to accept such service, which shall be deemed to be good service on the Borrowers.

(b)	The submission to the jurisdiction of the Courts of Piraeus shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrowers in the courts of any other jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(c)	The parties further agree that subject to sub-Clause 16.2(b) the Courts of Piraeus shall have exclusive jurisdiction to determine any claim which the Borrowers may have against the Bank arising out of or in connection with this Agreement and each Borrower hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.
In this Clause 16 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

SCHEDULE 1
FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.2)

To:	FBB-First Business Bank S.A.
62, Notara and Sotiros Dios streets
Piraeus, Greece
(the “Bank”)

[ • ] 2009
Re: US$27,750,000 Loan Agreement dated ____ December, 2009 made between (A) ADVENTURE NINE S.A. & ADVENTURE TWELVE S.A. (the “Borrowers”) and (B) the Bank (the “Loan Agreement”)
We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of $(___) (Dollars ___) on [ • ], 2009. We select a first Interest Period in respect of the Loan of [ • ] months. The funds should be credited to ([ • ] [ • ] [name and number of account] [ • ]) with [ • ]
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(c)	the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.
Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

SIGNED by	)
Mr.	)
for and on behalf of the First Borrower	)
ADVENTURE NINE S.A.	)	Attorney-in-Fact
of the Marshall Islands, in the presence of:	)

SIGNED by	)
Mr.	)
for and on behalf of the Second Borrower	)
ADVENTURE TWELVE S.A.	)	Attorney-in-Fact
of Liberia, in the presence of:	)

Witness:
Name:
Address:

Piraeus, Greece
Occupation: Attorney-at-law

SCHEDULE 2
INSURANCE REQUIREMENTS
This Schedule is an integral part of the Agreement to which it is attached.
1.	DEFINITIONS
1.1	Words and expressions used in this Schedule shall have the meanings given thereto in the agreement to which this Schedule is attached and the following expressions shall have the meanings listed below:
“Approved Brokers” means such firm of insurance brokers, appointed by the Owner, as may from time to time be approved by the Bank in writing for the purposes of this Schedule;
“Excess risks” means the proportion (if any) of claims for general average, salvage and salvage charges and under the ordinary collision clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding its insured value;
“Insurance Requirements” means all the terms and conditions in this Schedule or any other provision concerning Insurances in any other Clause of the agreement to which this Schedule is attached and all such terms and conditions are an integral part of the agreement to which they are attached;
“Insurances” in respect of a vessel means all policies and contracts of insurance (including, without limitation, all entries of such vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner owning such vessel (whether in the sole name of its Owner or in the joint names of its Owner and the Bank) in respect of such vessel and its earnings or otherwise howsoever in connection with such vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
“Loss Payable Clauses” means the provisions regulating the manner of payment of sums receivable under the Insurances which are to be incorporated in the relevant insurance document, such Loss Payable Clauses to be in the forms set out in paragraph 4 of this Schedule, or such other form as the Bank may from time to time agree in writing;
“Owner” means the owner of a vessel which should be insured and be maintained insured pursuant to these Insurance Requirements in accordance with any agreement to which these Insurance Requirements are attached;

“Protection and Indemnity Risks” means the usual risks covered by an English protection and indemnity association including the proportion (if any) not recoverable in the case of collision under the ordinary collision clause; and
“War risks” includes the risk of mines and all risks excluded from the standard form of English marine policy by the free of capture and seizure clause.
2. INSURANCES TO BE EFFECTED AND MAINTAINED
2.1	The insurance which must be effected and maintained in accordance with the provisions of the agreement to which these Insurance Requirements are attached should be in the name of the Owner and as follows:
(a)	Hull and Machinery

insurance against fire and usual marine risks on an agreed value basis, on a full cover/all risks basis according to English or American Hull Clauses with a reasonable deductible and upon such terms as shall from time to time be approved in writing by the Bank; and

(b)	War Risks Insurance

insurance against War risks according to the London Institute War Clauses, on an agreed value basis attaching also the so called war protection clauses. In this case crew war liabilities insurance shall also have to be effected separately; and

(c)	Increased Value

increased Value insurance (Total Loss only, including Excess Liabilities) as per the applicable English or American Institute Clauses (Disbursement/Increased Value/ Excess Liabilities) up to an amount not exceeding the Insurance Amount specified in Clause 3.3 below; and

(d)	Protection and Indemnity

insurance against protection and indemnity risks for the full value and tonnage of the vessel insured (as approved in writing by the Bank) according to the relevant rules and deductibles provided thereof for all risks including Pollution (and if the vessel is passenger ship including liability towards third parties which is not covered by the War Risk Insurance) insured by P+I Clubs, members of the International Group of Protection and Indemnity Associations. If any risks are excluded or the deductibles as provided by the rules have been altered, the written consent of the Bank shall have to be previously required. In case that crew liabilities (including without limitation loss of life, injury or illness) have been entirely excluded from the association cover or insured on a deductible excess basis, (always subject to the prior written consent of the Bank) such liabilities shall have to be further insured separately with other underwriters acceptable to the Bank and upon such terms as shall from time to time be approved in writing by the Bank; and

(e)	FD & D Insurance

Freight, Demurrage and Defence insurance as per the terms and conditions of a mutual club or association acceptable to the Bank; and

(f)	Pollution Liability Insurance

an extra insurance in respect of excess Oil Pollution Liability (including -if the vessel insured is a tanker- the Civil Liability Convention certificate) including full cover of pollution risks for the amount up to the maximum commercially available limit and upon such terms as shall be commercially available and accepted by the Bank; and

(g)	USA Pollution Risk Insurance

(in case that the vessel is scheduled to operate within or nearby USA jurisdiction) to cover and keep such vessel covered with an extra insurance in respect of oil pollution liability for an amount and upon such terms as required by international and national law regulations and shall from time to time be required by the Bank; and

(h)	Mortgagee’s Interest Insurance — Mortgagee’s Additional Perils (Pollution) Interest Insurance

Mortgagees’ Interest Insurance and Mortgagee’s Additional Perils (Pollution) Interest Insurance each in an amount equal to 110% of the amount of the Loan including Mortgagees’ asset protection (pollution) cover or other similar insurance in respect of any pollution claims against the Vessels upon such terms as shall from time to time be determined by the Bank; and

(i)	Other Insurance

insurance in respect of such other matters of whatsoever nature and howsoever arising in respect of which the Bank would at any time require at its discretion the vessel to be insured.
3. TERMS AND OBLIGATIONS FOR EFFECTING AND MAINTAINING INSURANCES
3.1	The Insurances to be effected in such currency as the Bank may approve and through the Approved Brokers (other than the mortgagee’s interest insurance which shall be effected through brokers nominated by the Bank) and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Bank, provided however that the insurances against war risks, protection and indemnity, FD & D cover or other mutual insurance risks may be effected by the entry of the vessel with such war, protection and indemnity or other mutual insurance associations as shall from time to time be approved in writing by the Bank.

3.2	The Insurances to be effected and maintained free of cost and expense to the Bank and in the sole name of the Owner or, if so required by the Bank, in the joint names of the Owner and the Bank (but without liability on the part of the Bank for premiums or calls). All insurances to be in form and substance and under terms satisfactory to the Bank and with insurers acceptable to the Bank.

3.3	Unless otherwise agreed in writing by the Bank:
(a)	The amount in respect of which the Insurances should be effected shall be an amount (Insurance Amount) which will be (aa) in respect of Hull and Machinery Insurance the greater of the market value of the vessel insured for the time being and 125% of an amount (the “Amount of Debt”) equal to (i) the Loan if the agreement to which these Insurance Requirements are attached is a Loan Agreement or (ii) the Maximum Limit of the Facility if the agreement to which these Insurance Requirements are attached is an Overdraft Facility or a Facility for Issue of Guarantees or Letters of Credit; and (bb) in respect of Protection and Indemnity, FD&D, Mortgagee’s Interest Insurance and/or Mortgagee’s Asset Additional Perils (Pollution), 110% of the Amount of Debt.

(b)	In case that the Amount of Debt is secured by more than one vessels the above percentages should be covered by the aggregate of the Insurances in respect of all such vessels.

(c)	In case that the vessel insured secures by its Insurances Amounts of Debt under more than one agreements then the above percentages apply to the aggregate of all the Amounts of Debt under all the agreements.
3.4	Any person which is obliged under the agreement to which these Insurance Requirements are attached to effect and maintain the Insurances, it will be obliged and it hereby undertakes, jointly and severally with any other person having the same obligation to (and will ensure that the Owner, if it is a different person shall):
(a)	procure and ensure that the Approved Brokers and/or the Club Managers, as the case may be, shall send to the Bank a letter of undertaking in respect of the Insurances in form and substance satisfactory to the Bank and Notice of Cancellation as per Clause 4(d) below. The Approved Brokers’ Letter of Undertaking shall be compatible with the form recommended by Lloyd’s Insurance Brokers Committee, or any subsequent LIBC form. Such brokers to further undertake to give immediate notice of any insurance being subject to the Condition Survey Warranty (J.H.II5) and/or Structural Conditions Warranty (J.H.722) and/or the Classification Clause (Hulls) 29/6/89, 30 days prior to the attachment date of any insurance bearing any of these warranties.

(b)	(if any of the Insurances form part of a fleet cover), procure that the Approved Brokers shall undertake to the Bank that they shall neither set off against any claims in respect of the vessel insured any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reasons of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the vessel insured if and when so requested by the Bank;

(c)	punctually pay all premiums, calls, contributions or other sums payable in respect of all Insurances and produce all relevant receipts or other evidence of payment when so required by the Bank;

(d)	at least fourteen (14) days before the Insurances expire, notify the Bank of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Owner for the purposes of the renewal of such Insurances and of the amounts in which such Insurances are proposed to be renewed and the risks to be covered and, subject to compliance with any requirements of the Bank under the Insurance Requirements, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or to the approved war risks and protection and indemnity risks associations at least ten (10) days before the relevant Insurances expire, and that the Approved Brokers and/or the approved war risks and protection and indemnity risks associations will at least seven (7) days before such expiry (or within such shorter period as the Bank may from time to time agree) confirm in writing to the Bank as and when such renewals have been effected in accordance with the instructions so given;
(e)	arrange for the execution and delivery of such guarantees or indemnities as may from time to time be required by any protection and indemnity or war risks association;

(f)	deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued and procure that the interest of the Bank shall be endorsed thereon by incorporation of the relevant Loss Payable Clause and by means of a notice of assignment (signed by the Owner) in the form set out in Paragraph 4 of this Schedule or in such other form as may from time to time be agreed in writing by the Bank, and that the Bank shall be furnished with pro forma copies thereof and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Bank;

(g)	procure that any protection and indemnity and/or war risks associations and/or Hull and Machinery and/or any other insurance company or underwriters in which the vessel insured is for the time being entered and/or insured shall endorse the relevant Loss Payable Clause on the relevant certificate of entry or policy and shall furnish the Bank with a copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Bank;

(h)	(if so requested by the Bank, but at the cost of the Owner) furnish the Bank from time to time with a detailed report signed by an independent firm of marine insurance brokers appointed by the Bank dealing with the Insurances maintained on the vessel insured and stating the opinion of such firm as to the adequacy thereof;

(i)	do all things necessary and provide all documents, evidence and information to enable the Bank to collect or recover any moneys which shall at any time become due in respect of the Insurances;

(j)	ensure that the vessel insured shall not be employed otherwise than in conformity with the terms of the Insurances (including any warranties express or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

(k)	apply all sums receivable under the Insurances which are paid to the Owner in accordance with the Loss Payable Clauses in repairing all damage and/or in discharging the liability in respect of which such sums shall have been received;

(l)	(in case that the vessel is scheduled to operate or operates within or nearby USA jurisdiction) make all the Protection & Indemnity Club US Voyage Quarterly Declarations for each quarter in time and send copies of same to the Bank; and

(m)	Fleet Cover is permitted only subject to the prior written approval of the Bank, to the conditions set out in 3.4(b) above and the Bank’s prior express written approval of fleet aggregate deductibles.
4. LOSS PAYABLE CLAUSES AND CANCELLATION CLAUSE
4.1	The Loss Payable Clauses to be attached to the relevant Insurances should be substantially in the following form:

(A) Hull and Machinery (Marine and War Risks)

It is noted that by a Deed of General Assignment and a first priority statutory ship Mortgage [and a Deed of covenant supplemental thereto, both] dated , 2009 granted by , of (the “Owner”) in favour of FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios streets, Piraeus, Greece (the “Mortgagee”) all the Owner’s rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner including all claims of whatsoever nature and return or premia in respect of the flag m/v “ ” and accordingly:
(a)	all claims hereunder in respect of an actual or constructive or compromised or arranged total loss, and all claims in respect of a major casualty (that is to say any casualty the claim in respect of which exceeds the Major Casualty Amount inclusive of any deductible) shall be paid in full to the Mortgagee or to its order; and

(b)	all other claims hereunder shall be paid in full to the Owner or to its order, unless and until the Mortgagee shall have notified the insurers hereunder to the contrary, whereupon all such claims shall be paid to the Mortgagee or to its order.

(B)	Protection and Indemnity Risks
Payment of any recovery which , of (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order, unless and until the Association receives notice to the contrary from FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios streets, Piraeus, Greece (the “Mortgagee”) in which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Association, its managers or its agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.

4.2	Notice of Cancellation

The Owner to procure that Notice of Cancellation of Insurances be given to the Mortgagee along the following terms:

Notice of Cancellation of Insurances will be given to FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios streets, Piraeus, Greece (the “Mortgagee”) in any of the following cases:

(a)	immediately of any material changes which are proposed to be made in the terms of the Insurances or if the insurers cease to be insurers for any purposes connected with the Insurances;

(b)	not later than fourteen (14) days prior to the expiry of any of the Insurances if instructions have not been received for the renewal thereof and, in the event of instructions being received to renew, of the details thereof;

(c)	immediately of any instructions or notices received by insurers with regard to the cancellation or invalidity of any of the Insurances aforesaid; and

(d)	immediately if the insurers give notice of their intention to cancel the Insurances, provided that the insurers will not exercise any rights of cancellation by reason of unpaid premiums without giving the Bank fourteen (14) days, from the receipt of such notice in which to remit the sums due.
4.3	Notice of Assignment

The Notice of Assignment shall be in the following form:
Form of Notice of Assignment — First Mortgage
(for attachment by way of endorsement to the Policy)
     , of         (the “Owner”) the owner of the m/v “         ” registered under       flag, (the “Vessel”) HEREBY GIVE NOTICE that by a Deed of General Assignment made the       day of      , 2009 and entered into by us with FBB — FIRST BUSINESS BANK S.A., acting through its office at 62, Notara and Sotiros Dios streets, Piraeus, Greece (the “Mortgagee”) there has been assigned by us to the Mortgagee, as first Mortgagee and first assignee of the Vessel all rights, title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner, all insurances in respect thereof, including the insurances constituted by the Policy whereon this notice is endorsed and the Owner has authorised the Mortgage to have access and/or obtain any copies of the Policy(ies), certificate(s) of entry and/or other information from the insurers.

Dated _________, 2009 For and on behalf of The Owner
By:
Attorney-in-fact

SIGNATURE PAGE
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.
THE BORROWERS

SIGNED by	)
Mr.	)
for and on behalf of the First Borrower	)	/s/ Ion G. Varouxakis
ADVENTURE NINE S.A.	)	Attorney-in-Fact
of the Marshall Islands, in the presence of:	)

SIGNED by	)
Mr.	)
for and on behalf of the Second Borrower	)	/s/ Ion G. Varouxakis
ADVENTURE TWELVE S.A.	)	Attorney-in-Fact
of Liberia, in the presence of:	)

Witness:	/s/ Ioannis Fassolis
Name:	Ioannis Fassolis
Address: 15 Sachtouri Street, Piraeus, Greece Occupation: Attorney-at-law

THE BANK

SIGNED	)
by Mr. Nikolaos Vougioukas	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)
its duly authorised Attorney-in-fact	)	/s/ illegible
in the presence of:	)	Attorney-in-Fact

Witness:	/s/ Maria C. Galanopoulou
Name:	Maria C. Galanopoulou
Address: Defteras Merarchias 13, Piraeus, Greece Occupation: Attorney-at-law